UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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TRANSDIGM GROUP INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Tuesday, February 17, 2009, at 9:00 a.m., local time, for the following purposes:

1. To elect three directors, each to serve a three-year term and until a successor has been duly elected and qualified; and

2. To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2009; and

3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 5, 2009 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 16, 2009

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON FEBRUARY 17, 2009.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=196053&p=irol-irhome.

TRANSDIGM GROUP INCORPORATED

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated on certain matters to be voted on at the upcoming annual meeting of stockholders, which will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Tuesday, February 17, 2009, at 9:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy form, along with our Annual Report to Stockholders, on or about January 16, 2009. TransDigm Group Incorporated is referred to herein as “TD Group” or the “Company.”

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Stockholders?

At the Company’s annual meeting of stockholders, stockholders will act upon matters outlined in the accompanying notice of meeting, including the election of three directors and ratification of the Company’s selection of its independent registered public accounting firm. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, January 5, 2009, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 48,248,679 shares of common stock.

Who Can Attend the Meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

When and Where Is the Meeting?

The meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Tuesday, February 17, 2009, at 9:00 a.m., local time.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of TD Group’s Board of Directors. TD Group will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of TD Group and its subsidiaries may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, TD Group urges you to complete, sign and date the enclosed proxy form and to return it in the envelope provided. Returning the proxy form will not affect your right to attend the annual meeting.

If you properly complete your proxy form and send it to TD Group in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors” and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants.

If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, TD Group is not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to TD Group at its principal executive offices located at 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114, or by giving notice to TD Group in open meeting. It is important to note that your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the aggregate number of shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by TD Group marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The three nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee.

Although the Company’s independent registered public accounting firm may be selected by the Audit Committee of the Board of Directors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. If your shares are held in “street” name by a broker or nominee indicating on a proxy that it does not have authority to vote on this proposal, then it will not count as a vote for or a vote against the proposal. If you abstain from voting, it will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of TD Group as of December 19, 2008 with respect to each beneficial owner of more than five percent of the outstanding common stock of TD Group and beneficial ownership of the common stock of TD Group by each director and named executive officer of TD Group and all such directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of December 19, 2008, but excludes shares underlying options held by any other person. Percentage of ownership is based on 48,420,179 shares of common stock of TD Group outstanding as of December 19, 2008. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Common Stock Beneficially Owned(2)
	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
TD Group Holdings, LLC(3)	11,383,201	—	11,383,201	23.51%
Warburg Pincus Private Equity VIII, L.P.(3)(4)	11,383,201	—	11,383,201	23.51%
Berkshire Fund VII, L.P.(5)	2,613,530	—	2,613,530	5.40%
Matrix Capital Management Company LLC(6)	2,821,000	—	2,821,000	5.83%
Pennant Capital Management, L.L.C.(7)	2,463,138	—	2,463,138	5.09%
Tiger Global Management LLC(8)	3,983,076	—	3,983,076	8.23%
Directors
David A. Barr(3)(9)	11,415,011	—	11,415,011	23.57%
Mervin Dunn(10)	704	—	704	*
Michael Graff(3)(11)	11,400,001	108,096	11,508,097	23.71%
Sean P. Hennessy(12)	8,098	—	8,098	*
W. Nicholas Howley(13)	4,996	1,332,865	1,337,861	2.69%
Douglas W. Peacock(14)	19,333	—	19,333	*
Dudley P. Sheffler(15)	1,231	—	1,231	*
Named Executive Officers
Christopher Anderson	—	40,000	40,000	*
Raymond F. Laubenthal	60,069	389,708	449,777	*
Gregory Rufus	—	159,510	159,510	*
Bernt G. Iversen, II	—	139,635	139,635	*
All directors and executive officers as a group (16 persons)(16)	11,526,242	2,914,894	14,441,136	28.13%

*	less than 1%
(1)	Unless otherwise indicated, the address of each listed person is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114.
(2)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended, including shares that the listed beneficial owner has the right to acquire within 60 days of December 19, 2008.
(3)

Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”) owns approximately 84.4% of the membership interests in TD Group Holdings, LLC. Warburg Pincus is also the managing member of TD Group Holdings, LLC and, as such, has voting and investment power over all shares of common stock of TD Group held by TD Group Holdings, LLC, including shares of common stock with respect to which

Warburg Pincus does not have a pecuniary interest. The address of TD Group Holdings, LLC, Warburg Pincus, and Messrs. Barr and Graff is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017.

(4)	The number of shares of our common stock reflected in the table above as being beneficially owned by Warburg Pincus consists of shares of our common stock that are owned by TD Group Holdings, LLC. The sole general partner of Warburg Pincus is Warburg Pincus Partners, LLC. Warburg Pincus & Co. is the managing member of Warburg Pincus Partners, LLC. Warburg Pincus LLC manages Warburg Pincus. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of Warburg Pincus & Co. and Co-Presidents and Managing Members of Warburg Pincus LLC. Each of these individuals disclaims beneficial ownership of the shares of common stock of TD Group that Warburg Pincus, Warburg Pincus Partners, LLC, Warburg Pincus & Co. or Warburg Pincus LLC may be deemed to beneficially own except to the extent of any pecuniary interest therein. In addition, each of Warburg Pincus, Warburg Pincus Partners, LLC, Warburg Pincus & Co. and Warburg Pincus LLC disclaims beneficial ownership of the shares of common stock owned by TD Group Holdings, LLC except to the extent of any pecuniary interest therein.
(5)	Number of shares held obtained from a Schedule 13G filed by Berkshire Fund VII, L.P., Berkshire Fund VII-A, L.P., Berkshire Investors LLC, Berkshire Investors III LLC and Stockbridge Special Situations Fund, L.P. on June 20, 2008. Seventh Berkshire Associates LLC is the general partner of Berkshire Fund VII, L.P. and Berkshire Fund VII-A, L.P. Stockbridge Associates LLC is the general partner of Stockbridge Special Situations Fund, L.P. The managing members of Seventh Berkshire Associates LLC, Berkshire Investors LLC, Berkshire Investors III LLC and A Stockbridge Associates LLC are Michael C. Ascione, Bradley M. Bloom, Jane Brock-Wilson, Kevin T. Callaghan, J. Christopher Clifford, Carl Ferenbach, Christopher J. Hadley, Ross M. Jones, Lawrence M. Hamelsky, Richard K. Lubin, David R. Peeler and Robert J. Small (collectively, the “Berkshire Principals”). Berkshire Fund VII, L.P. directly holds 2,108,066 shares of common stock and has sole voting and dispositive power with respect to such shares. Berkshire Fund VII-A, L.P. directly holds 394,109 shares of common stock and has sole voting and dispositive power with respect to such shares. As the sole general partner of Berkshire Fund VII, L.P. and Berkshire Fund VII-A, L.P., Seventh Berkshire Associates, LLC may be deemed to beneficially own the shares of common stock held by Berkshire Fund VII, L.P. and Berkshire Fund VII-A, L.P. Berkshire Investors LLC owns 44,498 shares of common stock and has sole voting and also dispositive power with respect to such shares. Berkshire Investors III LLC owns 11,327 of common stock and has sole voting and dispositive power with respect to such shares. Stockbridge Special Situations Fund, L.P. owns 55,530 shares of common stock and has sole voting and dispositive power with respect to such share. As the sole general partner of Stockbridge Special Situations Fund, L.P., Stockbridge Associates LLC may be deemed to beneficially own the shares of common stock held by Stockbridge Special Situations Fund, L.P. By virtue of their positions as managing members of Seventh Berkshire Associates LLC, Berkshire Investors LLC, Berkshire Investors III LLC and Stockbridge Associates LLC, the Berkshire Principals may be deemed to beneficially own the shares held by Berkshire Fund VII, L.P., Berkshire Fund VII-A, L.P., Berkshire Investors LLC, Berkshire Investors III LLC and Stockbridge Special Situations Fund, L.P. The address of each reporting person is c/o Berkshire Partners LLC, One Boston Place, Boston, Massachusetts 02108.
(6)	Number of shares held obtained a Form 13F-HR filed by Matrix Capital Management Company LLC with the Securities Exchange Commission on November 17, 2008 with respect to its holdings as of September 30, 2008. Contact and related party/filing person information obtained from a Schedule 13G filed by Matrix Capital Management Company LLC and David E. Goel on August 4, 2008. Matrix Capital Management Company, in its capacity as an investment adviser, has the sole right to vote and dispose of the shares. David E. Goel is the managing member of Matrix Capital Management Company and may be deemed to have sole power to vote and dispose of the shares held by Matrix Capital Management Company. The address of both Matrix Capital Management Company and David E. Goel is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, Massachusetts 02451.

(7)	Information obtained a Schedule 13G filed by Alan Fournier and Pennant Capital Management, L.L.C. with the Securities Exchange Commission on November 6, 2008. Mr. Fournier and Pennant Capital Management have shared power to vote and dispose of the shares. The address of both Mr. Fournier and Pennant Capital Management, L.L.C. is 26 Main Street, Suite 203, Chatham, New Jersey 07928.
(8)

Number of shares held obtained from a Form 13F-HR filed by Tiger Global Management, L.L.C. with the Securities Exchange Commission on November 14, 2008 with respect to its holdings as of September 30, 2008. Contact and related party/filing person information obtained from a Schedule 13G filed by Tiger Global Management, L.L.C., Tiger Global II, L.P., Tiger Global Performance, L.L.C., Tiger Global, Ltd. and Charles P. Coleman III with the Securities and Exchange Commission on July 5, 2007. Tiger Global Management, L.L.C. is the investment manager of Tiger Global II, L.P., Tiger Global, L.P. and Tiger Global, Ltd. Tiger Global Performance, L.L.C., the general partner of Tiger Global II, L.P. and Tiger Global Ltd., may be deemed to have sole power to vote and dispose of the shares held by Tiger Global II, L.P. and Tiger Global Ltd. Charles P. Coleman III is the managing member of Tiger Global Performance, L.L.C. and Tiger Global Management, L.L.C. and a director of Tiger Global Ltd. and may be deemed to have sole power to vote and dispose of the shares held by Tiger Global II, L.P. and Tiger Global, Ltd. The address of all of the persons named in the Schedule 13G is Tiger Global Management, L.L.C., 101 Park Avenue, 48th Floor, New York, New York 10178.

(9)	Includes 132 shares of restricted stock, which are subject to forfeiture and vest in April 2009, 173 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2009 and 2010, and 132 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2009, 2010 and 2011. In addition, includes shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Barr is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Barr (other than 437 shares of restricted stock and 31,373 shares of stock that Mr. Barr holds in his personal capacity) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Barr disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC except to the extent of any pecuniary interest therein.
(10)	Includes 263 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2009, 2010 and 2011.
(11)	Includes 132 shares of restricted stock, which are subject to forfeiture and vest in April 2009, 173 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2009 and 2010, and 132 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2009, 2010 and 2011. In addition, includes shares that may be deemed to be beneficially owned by Warburg Pincus. Mr. Graff is a general partner of Warburg Pincus & Co. and a managing director and member of Warburg Pincus LLC. All shares indicated as beneficially owned by Mr. Graff (other than 108,096 shares of common stock of TD Group that are subject to vested options, 437 shares of restricted stock and 16,363 shares of stock that Mr. Graff holds in his personal capacity or through trusts established for the benefit of his family members) are included because of his affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC. Mr. Graff disclaims beneficial ownership of all shares that may be deemed to be beneficially owned by Warburg Pincus, Warburg Pincus & Co., Warburg Pincus LLC or any trusts established for the benefit of his family members except to the extent of any pecuniary interest therein.
(12)	Includes 132 shares of restricted stock, which are subject to forfeiture and vest in April 2009, 173 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2009 and 2010, and 132 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2009, 2010 and 2011. Mr. Hennessy’s address is c/o Sherwin Williams Company, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115.
(13)

Includes options to purchase 156,257 shares that are held by Bratenahl Investments, Ltd. By virtue of his ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the options that are owned by Bratenahl Investments, Ltd. Mr. Howley disclaims beneficial ownership of all options owned by

Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein. Also includes 4,996 shares held by The Howley Family Foundation, a charitable foundation, of which Mr. Howley is a co-trustee. By virtue of his position as a co-trustee of The Howley Foundation, Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the shares that are owned by The Howley Family Foundation. Mr. Howley disclaims beneficial ownership of all shares owned by The Howley Family Foundation and reported herein as beneficially owned.

(14)	Includes 132 shares of restricted stock, which are subject to forfeiture and vest in April 2009, 173 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2009 and 2010, and 132 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2009, 2010 and 2011. Also includes 18,546 shares held by The Lois A. Peacock Revocable Trust, a trust of which Mr. Peacock’s wife is the trustee and Mr. Peacock is a beneficiary.
(15)	Includes 173 shares of restricted stock, which are subject to forfeiture and vest in one-half increments in April 2009 and 2010 and 132 shares of restricted stock, which are subject to forfeiture and vest in one-third increments in April 2009, 2010 and 2011.
(16)	Includes all shares of common stock of TD Group that may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) by directors and executive officers, including shares subject to options exercisable within 60 days of December 19, 2008. Also includes (i) shares of common stock of TD Group that Messrs. Barr and Graff may be deemed to beneficially own by virtue of their affiliation with Warburg Pincus, Warburg Pincus & Co. and Warburg Pincus LLC (see footnotes (3), (4), (9) and (11) above) and (ii) 161,253 shares of common stock of TD Group (or options to purchase shares of common stock), which Mr. Howley may be deemed to beneficially own by virtue of his ownership interest in and control of Bratenahl Investments, Ltd. and by virtue of his position as a trustee of The Howley Family Foundation (see footnote (13) above).

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of TD Group is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. At the annual meeting, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Howley, Barr and Sheffler, whose terms are expiring. The three nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director for a three-year term and until his successor is duly elected and qualified.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors intends that proxies will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

Name	Length of Service as Director
W. Nicholas Howley	Since 2003
David A. Barr	Since 2003
Dudley P. Sheffler	Since 2007

Business Experience of Directors

The following table sets forth certain information concerning our directors:

Name	Age	Position with the Company
W. Nicholas Howley	56	Chief Executive Officer and Chairman of the Board of Directors of the Company
David A. Barr	45	Director
Mervin Dunn	55	Director
Michael Graff	57	Director
Sean P. Hennessy	51	Director
Douglas W. Peacock	70	Director
Dudley P. Sheffler	64	Director

Mr. Howley was named Chairman of the Board of Directors on July 23, 2003 in connection with the acquisition of the Company by Warburg Pincus. Mr. Howley has served as Chief Executive Officer of TD Group since December 2005 and of TransDigm Inc. since December 2001. Mr. Howley served as President of TD Group from July 2003 until December 2005 and served as President of TransDigm Inc. from December 1998 through September 2005. Mr. Howley is a director of Satair A/S, a Danish public company that is a distributor of aerospace products, including the Company’s products, and Polypore International, Inc., a manufacturer.

Mr. Barr was named a director of TD Group on July 23, 2003 in connection with the acquisition of the Company by Warburg Pincus. Mr. Barr has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., private equity firms, since January 2001. Mr. Barr is a director of Builders FirstSource, Inc., a manufacturer and distributor, Polypore International, Inc., a manufacturer, and The Neiman Marcus Group, Inc., a retailer.

Mr. Dunn was named a director of TD Group on September 5, 2007. Mr. Dunn has been the Chief Executive Officer of Commercial Vehicle Group, a global supplier of interior and exterior systems for the commercial vehicle market, since June 2002. Mr. Dunn is also a director of Commercial Vehicle Group.

Mr. Graff was named a director of TD Group on July 23, 2003 in connection with the acquisition of the Company by Warburg Pincus. Mr. Graff has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co., private equity funds, since October 2003. Mr. Graff is a director of Builders FirstSource, Inc., a manufacturer and distributor, and Polypore International, Inc., a manufacturer.

Mr. Hennessy was named a director of TD Group on April 4, 2006. Mr. Hennessy has served as the Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since 2001. Mr. Hennessy is a certified public accountant.

Mr. Peacock was named a director of TD Group on July 23, 2003. Mr. Peacock was a director of TransDigm Inc. from September 1993 through May 2006. Mr. Peacock is the retired Chairman of the Board of Directors and Chief Executive Officer of TransDigm Inc.

Mr. Sheffler was named a director of TD Group on February 27, 2007. Mr. Sheffler is the retired President and Chief Executive Officer of Reltec Corporation, a manufacturer. Mr. Sheffler was formerly on the Board of Directors of Reltec and Reliance Electric Corp., both NYSE listed companies.

How Often Did the Board Meet in Fiscal 2008?

During the fiscal year ended September 30, 2008, the Board of Directors held five meetings. Each current director attended more than 75% of the aggregate number of meetings of the Board of Directors and committees on which he served in fiscal 2008. The Company has not established a formal policy regarding director attendance at the Company’s annual meeting of stockholders. However, the Company expects that directors will attend if possible. One director attended the 2008 annual meeting of stockholders.

How is the Board Compensated?

Employees of the Company who are also directors are not paid any director fees. In 2008, compensation for non-employee directors included the following:

•	An annual retainer fee of $30,000, with such fee being paid, at the option of each director, either in cash or shares of our common stock, paid semi-annually in arrears.

•	A $10,000 annual stock grant, paid in advance, which vests evenly over a three-year period from the date of grant.

•	A fee of $2,500 for each meeting of the Board of Directors attended, paid semi-annually.

•	A fee of $1,000 for each meeting of any committee of the Board of Directors attended, paid semi-annually.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

On a going forward basis for fiscal 2009, the Board of Directors has determined that the annual retainer fee will be remain $30,000, with such fee being paid, at the option of each director, either in cash or shares of our common stock, paid semi-annually in arrears. In addition, the Board of Directors has determined that in lieu of a $10,000 annual stock grant for each of fiscal years 2009 through 2013, each would receive approximately $50,000 (valued on a Black Sholes basis) of options granted on the same terms and conditions as those granted to Company employees. The grants, which were made in November 2008 and constitute a grant of options to each non-employee director to purchase 15,900 shares of common stock at a price of $27.08, will vest over five years and will be in lieu of any annual grant for the next five years. The terms of the options are discussed in greater detail under “Executive Compensation.” Because the 2008 annual stock grant was paid in advance in April 2008 and because the November 2008 option grant covers five years from the date of grant, all of the directors, except Mr. Dunn, surrendered one-half of the restricted stock received by them in April 2008. Mr. Dunn did not surrender any shares since he did not receive any grant of restricted stock in 2007.

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. is obligated to provide Mr. Peacock and his wife medical insurance coverage comparable to that he was receiving at the time of his retirement. In light of the Company’s transition to self-insurance, in 2007 TransDigm Inc. and Mr. Peacock entered into an understanding whereby TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for Mr. Peacock’s Medicare supplemental coverage and Mrs. Peacock’s medical insurance coverage and for dental coverage, less the amount of any Company employee portion of premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under TransDigm’s benefit plans. The Company also agreed to retain for Mr. and Mrs. Peacock a health insurance consultant to assist Mr. and Mrs. Peacock in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process at the outset and thereafter managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2008 has yet been made. The cost of services and reimbursement of coverage thereunder in fiscal 2008 was $10,537 and the cost of the gross-up payment for fiscal 2007, paid in January 2008, was $2,707.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our non-employee directors during 2008:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)		Total ($)
David A. Barr	21,037	38,296		—		59,333
Mervin Dunn	29,006	16,661		—		45,667
Michael Graff	17,037	38,296		—		55,333
Sean P. Hennessy	37,037	38,296		—		75,333
Kevin Kruse(3)	6,029	14,061	(3)	—		20,090
Kewsong Lee(3)	2,519	14,399	(3)	—		16,918
Douglas W. Peacock	54,000	8,333		13,244	(4)	75,577
Dudley P. Sheffler	27,037	34,963		—		62,000

(1)	Messrs. Barr, Graff, Hennessy, Kruse and Lee elected to receive all of their semi-annual fees as stock. Messrs. Dunn and Sheffler elected to receive the second installment of their semi-annual fees as stock.
(2)	The amounts reflect dollar amounts recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with FAS 123(R) and include shares of restricted stock granted in and prior to fiscal 2008. Note that the amounts include dollar amounts recognized for financial statement reporting purposes for 131 shares of restricted stock for Messrs. Barr, Graff, Hennessy, Peacock and Sheffler that were subsequently forfeited in November 2008.
(3)	Messrs. Kruse and Lee resigned from the Board in February 2008. In connection with their resignations, each of them forfeited 523 shares of restricted stock, representing $2,778 of the stock awards listed above.
(4)	Includes the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to an agreement between Mr. Peacock and TransDigm Inc. as described above.

The Company did not have any share ownership guidelines for its directors in fiscal 2008. However, as part of the option grant received by the directors in November 2008, the directors must retain at least 30% of their vested options.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above.

CORPORATE GOVERNANCE

Corporate Governance

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board of Directors reviews the Corporate Governance Guidelines periodically.

Codes of Ethics

Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer and other designated senior financial officers (collectively, “Senior Financial Officers”) of the Company. This code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct; to not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; to not use for personal advantage confidential information acquired in the course of their employment; to proactively promote ethical behavior among peers and subordinates in the work place; and to promptly report any violation or suspected violation of this code in accordance with the Company’s Whistleblower Policy and, if appropriate, directly to the Audit Committee. Only the Audit Committee or the Board of Directors, including a majority of the independent directors, may waive any provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics. The Company also has a Code of Business Conduct and Ethics that addresses the Company’s commitment to honesty, integrity and the ethical behavior of the Company’s employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors with current and potential tenants, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact. Only the Board of Directors or the Nominating and Corporate Governance Committee may waive any provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise may be required by rule or regulation. This code is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Whistleblower Policy

The Company is committed to integrity and ethical behavior and has adopted a Whistleblower Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact the Company, the Company’s tenants, stockholders, fellow employees, investors or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports may be made directly to the Chief Financial Officer, the Audit Committee or to Business Controls, Inc., a third party service retained on behalf of the Audit Committee. The Audit Committee receives notices of complaints reported under the policy and oversees the investigation of such complaints. The Whistleblower Policy is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Board Composition

The Board of Directors of TD Group is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2010 for the Class I directors, 2011 for the Class II directors and 2009 for the Class III directors.

•	Our Class I directors are Messrs. Dunn and Graff;

•	Our Class II directors are Messrs. Hennessy and Peacock; and

•	Our Class III directors are Messrs. Barr, Howley and Sheffler.

TD Group’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of TD Group’s Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

In addition, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least 25% of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) three and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the percentage of the outstanding shares of our common stock that Warburg Pincus and its affiliates beneficially own as of the date of nomination of directors to its Board of Directors, or the Warburg Percentage. In addition, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least ten percent but less than 25% of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) two and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to its Board of Directors. Finally, under the terms of the stockholders’ agreement, for so long as Warburg Pincus and its affiliates beneficially own at least five percent but less than ten percent of our outstanding shares of common stock, TD Group is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) one and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of its Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to its Board of Directors.

Stockholder Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Company’s Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the non-management directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

Independence of Directors

Messrs. Dunn, Hennessy, Peacock and Sheffler are considered “independent directors” within the meaning of the NYSE’s listing standards. In determining that Mr. Peacock was independent, the Board considered the insurance arrangement described in this proxy statement under “Director Compensation.”

The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Presiding Director

Mr. Barr is our Presiding Director, who leads meetings of the non-management directors and otherwise acts as chair of Board meetings in Mr. Howley’s absence.

Board Meetings

After each meeting of the Board of Directors, non-management directors meet independently of the Chairman of the Board. In fiscal 2008, the non-management directors met after each regularly scheduled Board meeting. In addition, as required by the Company’s Corporate Governance Guidelines, the independent directors meet at least once a year.

Board Committees

During fiscal 2008, the Board of Directors had an Executive Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. The Board of Directors has approved the written charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, which can be found under the “Investor Relations—Corporate Governance” section of the Company’s website at www.transdigm.com and are available to any stockholder in writing upon request to the Company. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee conducts a self evaluation and review of its charter annually.

Executive Committee

The Executive Committee, which consists of Messrs. Howley (Chairman), Peacock and Barr, possesses the power of the Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee held no formal meetings during fiscal 2008, although it did act by unanimous written consent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluates our Board of Directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2008.

TD Group’s Nominating and Corporate Governance Committee is comprised of Messrs. Peacock (Chairman), Sheffler and Dunn. Mr. Graff also served on the Committee until April 25, 2008.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a stockholder may submit the candidate’s name and qualifications to the Company’s Secretary, Gregory Rufus, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114 between October 20, 2009 and November 19, 2009. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ qualifications as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from stockholders and third parties, including management and current directors. Although the Nominating and Corporate Governance Committee may retain a Board search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant at this time.

Audit Committee

TD Group’s Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. TD Group’s Audit Committee (i) assists our Board of Directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors, (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm, (iii) provides a medium for consideration of matters relating to any audit issues and (iv) prepares the Audit Committee report that the SEC rules require be included in our annual Proxy Statement and Annual Report on Form 10-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Audit Committee held five meetings during fiscal year 2008.

The members of TD Group’s Audit Committee are Messrs. Hennessy (Chairman), Peacock and Sheffler. The composition of TD Group’s Audit Committee complies with all applicable NYSE rules, including the requirement that at least one member of the Audit Committee have accounting or related financial management expertise. The Board has determined that both Mr. Hennessy and Mr. Sheffler are Audit Committee financial experts. See “Business Experience of Directors” for a list of Messrs. Hennessy’s and Sheffler’s relevant financial experience. All of the Committee members are independent as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the rules of the NYSE.

Compensation Committee

TD Group’s Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals relevant to the compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. Our Compensation Committee has sole discretion concerning administration of our stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Compensation Committee held seven meetings during fiscal year 2008.

The members of TD Group’s Compensation Committee are Messrs. Sheffler (Chairman), Hennessy and Dunn. Mr. Barr also served on the Committee until April 2008.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

The compensation of the Company’s executive officers is determined by the Compensation Committee of the Board. Currently the Compensation Committee is comprised of Messrs. Hennessy, Dunn and Sheffler. Mr. Sheffler is Chairman of the Compensation Committee. In accordance with NYSE rules, the Compensation Committee was required to be comprised entirely of independent Board members by May 2008. Accordingly, Mr. Dunn replaced Mr. Barr on the Compensation Committee in April 2008. Salary decisions impacting fiscal year 2008 were made by Messrs. Hennessy, Sheffler and Barr. Bonus decisions were made by the Compensation Committee as currently comprised.

Objectives of the Executive Compensation Program

The primary objective of the Compensation Committee in determining executive compensation is to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and create a strong incentive to increase the Company’s equity value.

In light of the Compensation Committee’s objective, the Compensation Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities, the Company’s performance and the achievement of established annual goals. The primary components of the Company’s executive compensation program are (i) base salaries, (ii) discretionary bonuses, (iii) grants of stock options, including predominantly performance based options, and (iv) retirement and welfare benefits, although the executive compensation program is heavily weighted towards compensation through options with a performance component. Each of these components operates within an integrated total compensation program to ensure that executives are compensated equitably, both from an internal and external perspective. Each of these elements is discussed below.

TD Group was a privately held company until March of 2006. As a private equity portfolio company, management had an opportunity to earn a significant amount of compensation based on its equity ownership in the Company. The Compensation Committee believes this ownership mentality contributes significantly to incentivize and motivate management to create stockholder value. The Compensation Committee intends to continue to emphasize and reward this ownership mentality. To that end, the Compensation Committee and the Board of Directors adopted a new equity-based incentive compensation program for management in fiscal 2008, which was implemented in the first quarter of fiscal 2009. Because of this opportunity to realize a significant appreciation in the Company’s equity value, the Compensation Committee has historically provided, and intends to continue to provide, executive officers with a cash compensation package that compensates them below the median cash compensation in the marketplace based on the Compensation Committee’s knowledge of compensation practices within the industry and publicly available information.

The Compensation Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers and operating unit presidents. Salary and target bonus amounts, as well as option awards, for all officers other than Mr. Howley are recommended by Mr. Howley to the Compensation Committee for its approval. The Compensation Committee reviews Mr. Howley’s recommendations in light of each operating unit’s proposed budget and annual plan and each officer’s performance evaluations. The Compensation Committee determines Mr. Howley’s salary and bonus and approves option awards, if any, for Mr. Howley, without input from Mr. Howley with respect thereto. Individual performance, including the performance of the executive officer’s business unit, if applicable, market conditions and other factors are considered in determining compensation.

Elements of the Executive Compensation Program

Base Salary

The Company’s philosophy is to pay base salaries at a level less than similarly situated companies, preferring instead to compensate officers through increased equity value. The base salaries and certain other annual compensation for the Company’s executive officers in fiscal 2008 were determined with reference to the experience of the officers, the Company’s past practice and the officers’ individual performance. Pursuant to their employment agreements, Messrs. Howley, Rufus and Laubenthal receive certain additional benefits described herein.

In October 2006, Towers Perrin did an initial assessment of the competitiveness of our Chief Financial Officer’s and President’s salaries compared to other companies with sales of $500 million. The Chief Executive Officer of the Company conferred with Towers Perrin in recommending to the Compensation Committee a salary range for Messrs. Rufus and Laubenthal in connection with their 2007 compensation. The Compensation Committee did engage Towers Perrin to perform a salary survey for all executive officers, operating unit presidents and staff against a Company selected peer group, which was completed in mid-2007. The Compensation Committee considered the results of the salary survey in setting 2008 compensation.

Consistent with the factors annually considered by the Compensation Committee and its consideration of the Towers Perrin salary survey, the Compensation Committee determined that, for calendar year 2008, the base salaries of Messrs. Howley, Rufus, Laubenthal, Iversen and Anderson should be $555,000, $270,000, $330,000, $180,000 and $220,000 per year, respectively.

Annual Incentives

The Compensation Committee bases annual discretionary bonuses upon the participants’ levels of responsibility and salary, overall corporate performance, performance of the division or subsidiary with which the officer is associated, and individual qualitative performances. Based on the Company’s relatively strong performance and management’s contribution to the Company’s growth, the Compensation Committee determined that bonuses should be awarded to each executive in the amounts set forth in the following sentence. For the fiscal year ended September 30, 2008, Mr. Howley earned a bonus of $480,000 and Messrs. Rufus, Laubenthal, Iversen and Anderson earned bonuses of $147,500, $180,000, $80,000 and $75,000, respectively. Mr. Howley’s bonus was 88% of his salary. The bonuses for Messrs. Rufus and Laubenthal, our executive-level officers, were 56% of their respective salaries. The bonuses for Messrs. Iversen and Anderson, division presidents, were in the range of 34%—45% of their respective salaries.

Deferred Compensation

TD Group adopted its management deferred compensation plan in December 2005, in part, in response to certain new requirements under Section 409A under the Internal Revenue Code of 1986 and the termination of its then-existing deferred compensation plan that was entered into in connection with the Company’s leveraged buyout. The Company’s management deferred compensation plan was for the benefit of employees who were granted new management options under the Company’s 2003 stock option plan. The plan provided that a participant’s deferred compensation account is fully distributable upon the earlier of December 31, 2008 or a Change in Control (as defined in the plan). Accordingly, the plan terminated on December 31, 2008. Under the terms of the management deferred compensation plan, if a participant’s employment had terminated by reason of death or disability, by the employee with good reason, or if a participant’s employment had terminated by the Company without Cause (as defined in the plan), a pro rata portion of the deferred compensation account, based on a fraction equal to the number of days elapsed between January 1, 2006 and the termination date over 1,096 (representing the number of days during the period from January 1, 2006 through December 31, 2008) would have been distributed. If a participant’s employment was terminated for Cause or by the participant without good reason, the entire amount of the deferred compensation attributable to such participant would have been forfeited. $6.2 million was allocated to the plan in December 2005, to be allocated on pro rata basis among the participants at the time of distribution. Initial amounts allocated to Messrs. Howley, Rufus, Laubenthal, and Iversen in December 2005 were $1,919,139, $293,295, $980,082, and $140,460, respectively. Mr. Anderson was not employed by the Company in December 2005 and was not a participant in the management deferred compensation plan. Amounts credited to the plan did not earn interest or other earnings. Amounts ultimately paid out were dependent on prior payments to departing executives, forfeitures, and the number of participants at the time of distribution. On December 31, 2008, in accordance with the Plan, Messrs. Howley, Rufus, Laubenthal and Iversen received distributions of $2,002,766, $306,076, $1,022,789, and $146,581 respectively.

In addition, the TransDigm Inc. Executive Retirement Savings Plan, which is administered by the Compensation Committee, was established to permit a group of management or highly compensated employees to accumulate additional retirement income through a nonqualified deferred compensation plan. A determination is made annually to determine the employees who are eligible to participate in the executive retirement savings plan. The executive retirement savings plan is a “top hat” plan exempt from certain ERISA requirements. A participant in the executive retirement savings plan may (i) make elective deferrals in addition to or in lieu of deferrals the participant may have otherwise made under the applicable 401(k) plan, and (ii) receive an allocation of any discretionary amount contributed to the executive retirement savings plan by TransDigm Inc. Deferrals may be made from a participant’s salary, bonus or a combination thereof. Deferrals may not be made on any other compensation that a participant may earn. Deferrals, which are irrevocable, must be made no later than the last day of the year preceding the one in respect of which the deferrals will be made. TransDigm Inc. did not make any contributions to the executive retirement savings plan in fiscal 2008 and none of the executive officers are currently participating in the plan by making elective deferrals.

Equity Based Incentives

It is the Committee’s goal that the largest portions of management’s potential earnings come from growth in the Company’s equity value. All of the Company’s executive officers have historically been eligible to receive options to purchase common stock of the Company pursuant to the Company’s 2003 stock option plan and are eligible to receive options to purchase common stock of the Company pursuant to the Company’s 2006 stock incentive plan. The Company believes that stock option grants are a valuable motivating tool and provide a long-term incentive to management. Stock option grants reinforce the long-term goal of increasing stockholder value by providing the proper nexus between the interests of management and the interests of the Company’s stockholders.

At the time of the Company’s leveraged buyout in 2003, management received significant grants of options, in addition to each individual’s equity investment in the Company. The vast majority of those options vested according to annual and cumulative performance targets based on the Company’s EBITDA as defined in the Company’s Credit Agreement, or EBITDA As Defined, and the achievement by the Company’s initial stockholders of a specified internal rate of return. In light of these significant grants in 2003, the Committee did not typically make annual grants of options to executive officers. Rather, it has historically granted additional options in connection with hirings, promotions and the assumption of increased responsibilities.

Substantially all of the options granted pursuant to the 2003 plan vested as of September 30, 2008. Thus, the Board of Directors in fiscal 2008 created a new model, in a public equity context, to match the highly successful model that has been in place during the Company’s past ownership by private equity sponsors. Accordingly, in April 2008, the Board of Directors adopted an amendment to the Company’s 2006 stock incentive plan to increase the number of shares available for issuance thereunder to 4,119,668 and adopted an equity incentive program described below. The stockholders approved the amendment to the 2006 stock incentive plan in July 2008. Although the 2006 stock incentive plan does not restrict the manner in which awards are issued, the Board intends that 3,800,000 of the shares available for issuance under the 2006 stock incentive plan will be used for option grants to our executive officers and management under this equity incentive program. Options to purchase

2,823,500 shares of common stock were already granted to executive officers and managers under the program in the first quarter of fiscal 2009. The options granted in the first quarter of fiscal 2009 will vest over five years.

Although the Board of Directors initially contemplated that 20% of the options would vest based on the passage of time and 80% of the options would best based on performance criteria—with half of those vesting based on market performance criteria and half vesting based on operational performance criteria. In October 2008, in light of stock market performance and the recent volatility of the stock market, the Board of Directors determined to eliminate the portion of the options dependent on the Company’s stock price and also eliminate time vested options. The elimination of market performance vested options was based on the realization that there may be a significant disparity between the Company’s operating performance and the Company’s stock price and the fact that the value of the options is ultimately dependent on the Company’s stock price in the markets. The end result is that 100% of the options under the 2008 equity incentive program will vest based on the Company’s achievement of established operating performance goals. The Board of Directors believe that relying heavily on stock price targets for vesting is not necessary in order to achieve alignment with stockholders. The Board of Directors believes that increasing the operating performance vesting component of the options would serve to better focus management on the factors over which they have control.

In addition to the exclusive reliance on performance vesting in our new equity program, we also retained the concept from the private equity market that management should be required to maintain a significant investment in the Company. Therefore, during their employment, a majority of our existing optionholders are required to maintain ownership of a minimum value of stock or vested options, equal to $33.8 million, in the aggregate. Specifically, subject to the following sentence, Mr. Howley is required to maintain ownership of $12.5 million of net gain in vested options, Mr. Rufus is required to maintain $1.2 million of net gain in vested options, Mr. Laubenthal is required to maintain $3.5 million of net gain in vested options, Mr. Iversen is required to maintain $900,000 of net gain in vested options and Mr. Anderson is required to maintain $50,000 of net gain in vested options. The values specified in the previous sentence represent the net gain in value of vested options that are based on a fixed deemed value of $35.26 per share; if and when the options are converted into shares of stock which are held to satisfy the requirement, the amount required to be held will be calculated on a post-tax basis based on the same deemed value. In addition, during their employment, all of our optionholders will be required to maintain at least 30% of new vested awards, whether options or as common stock.

Finally, the Board of Directors approved adding a provision to the option agreements for sixteen of the optionees, including all of our executive officers and operating unit presidents, to gross up any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code in connection with the acceleration of options upon a change in control.

For more information regarding the aggregate options held by the named executive officers, please refer to the charts on pages 19 and 20. No executive officer received grants of options in fiscal 2008.

Perquisites

In 2008, the executive officers named in the Summary Compensation Table received certain perquisites. These items are more fully discussed in the Summary Compensation Table.

Employment Agreements

The Company entered into an employment agreement with Mr. Howley in connection with the leveraged buyout of the Company in 2003. That employment agreement was negotiated on behalf of the Company by its private equity investor. That agreement was set to expire in July 2008, and the Company and Mr. Howley entered into an amended and restated employment agreement with Mr. Howley effective April 2008. Prior to our initial public offering, in November 2005, the Company entered into similar employment agreements with Messrs. Laubenthal and Rufus to ensure their continuity with the Company. In January 1998, prior to its acquisition by the Company, Avtech Corporation entered into an employment agreement with Christopher Anderson, its President. For a description of the employment agreements, see “Employment Agreements” below.

Severance

The Company does not have a policy with respect to severance of executive officers terminated without cause. Messrs. Howley, Rufus, Laubenthal, and Anderson have severance provisions in their employment agreements, as described below. The Company would expect that to the extent any severance arrangement is entered into with respect to any executive officer, the Company and executive would enter into a standard severance agreement and release.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Dudley P. Sheffler, Chairman

Sean P. Hennessy

Mervin Dunn

Compensation Committee Interlocks And Insider Participation

Messrs. Hennessy, Sheffler and Barr comprised the Compensation Committee through April 2008. Mr. Dunn replaced Mr. Barr on the Compensation Committee in April 2008. There are no Compensation Committee interlocks.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2008 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
W. Nicholas Howley,	2008	547,500	480,000	142,705			404,195	1,574,400
Chairman and Chief Executive Officer	2007	518,750	450,000	142,705	—	—	292,758	1,404,213
Gregory Rufus,	2008	265,000	147,500	100,191			38,981	551,672
Executive Vice President, Chief Financial Officer and Secretary	2007	245,750	140,000	120,926	—	—	33,289	539,965
Raymond F. Laubenthal,	2008	322,500	180,000	96,974			31,056	630,530
President and Chief Operating Officer	2007	295,000	170,000	132,994	—	—	32,378	630,372
Christopher Anderson,	2008	218,000	75,000	257,371			5,067	555,438
President, Avtech Corporation	2007	208,596	173,500	155,260	—	—	7,750	545,106
Bernt G. Iversen, II,	2008	178,000	80,000	277,369			32,540	567,909
President, Champion Aerospace LLC	2007	166,030	75,000	293,557	—	—	14,664	549,251

(1)	Includes the amounts recognized as expense by the Company in fiscal 2008 with respect to option awards issued in 2008 and prior years in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended September 30, 2008, filed with the SEC on November 25, 2008.
(2)	Amounts shown for Mr. Howley include the incremental cost to us relating to personal use by Mr. Howley of an aircraft under a corporate contract for aircraft services in the amount of $331,182. Incremental cost is the amount billed to us by our service provider for the specific flight. In addition, reflects $13,096 in 401(k) contributions by the Company, $30,000 in fees related to planning and preparing Mr. Howley’s tax returns and managing his financial affairs, $9,858 in country club dues and $20,058 for an automobile for Mr. Howley’s use.

Amounts for Mr. Rufus include: $13,533 in 401(k) contributions by the Company, $9,792 in country club dues and $15,656 for an automobile for Mr. Rufus’s use.

Amounts for Mr. Laubenthal include: $13,450 in 401(k) contributions by the Company, $4,979 in country club dues and $12,627 for an automobile for Mr. Laubenthal’s use.

Amounts for Mr. Anderson include $5,067 in 401(k) contributions by the Company.

Amounts for Mr. Iversen include $12,691 in 401(k) contributions by the Company, $7,084 in country club dues and $12,765 for an automobile for Mr. Iversen’s use.

Grants of Plan Based Awards in Last Fiscal Year

None of the named executive officers was awarded any stock or options in fiscal 2008.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options as of September 30, 2008 with respect to the named executive officers. None of the named executive officers has been the recipient of any stock or other incentive plan award.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
W. Nicholas Howley(1)	23,079	—	—	2.38	01/01/2010
	1,231,621	—	—	6.68	08/05/2013
	72,331	—	—	13.37	01/01/2010
	5,834	—	—	13.37	08/05/2013

Gregory Rufus	102,559	—	—	6.68	08/05/2013
	6,283	—	—	13.37	07/19/2012
	748	—	—	13.37	08/05/2013
	29,920	—	—	13.37	10/01/2015
	18,667	1,333	—	25.60	12/01/2016

Raymond F. Laubenthal	44,960	—	—	2.36	01/01/2010
	194,480	—	—	6.68	08/05/2013
	15,109	—	—	13.37	01/01/2010
	748	—	—	13.37	08/05/2013
	194,480	—	—	13.37	10/01/2015

Christopher Anderson	40,000	—	—	33.50	3/20/2017

Bernt G. Iversen, II	39,336	—	—	6.68	08/05/2013
	299	—	—	13.37	08/05/2013
	100,000	—	—	22.21	06/15/2016

(1)	The options included for Mr. Howley reflect 144,439 options currently exercisable at a price of $6.68, 11,220 options currently exercisable at a price of $13.37 expiring in 2010, and 598 options currently exercisable at a price of $13.37 expiring in 2013, in each case owned by Bratenahl Investments, Ltd. By virtue of his ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

Option Exercises in 2008 and 2008 Realized Values

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2008. None of the named executive officers had any stock awards outstanding during the fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Nicholas Howley(1)	389,350	14,042,046
Gregory Rufus	83,896	3,001,559
Raymond F. Laubenthal	—	—
Christopher Anderson	—	—
Bernt G. Iversen, II	62,812	2,181,857

(1)	Includes exercises of 64,224 shares at a realized value of $2,611,550 on exercise by Bratenahl Investment, Ltd. By virtue of his ownership interest in Bratenahl Investments, Ltd., Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act, as amended) of the options that are owned by Bratenahl Investments, Ltd. However, Mr. Howley disclaims beneficially ownership of all options owned by Bratenahl Investments, Ltd. and reported herein as beneficially owned except to the extent of any pecuniary interest therein.

Nonqualified Deferred Compensation

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, for each of the named executive officers. All amounts under the deferred compensation plan were paid out to participants subsequent to the end of the fiscal year.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
W. Nicholas Howley	—	—	—	—	1,834,650
Gregory Rufus	—	—	—	—	280,383
Raymond F. Laubenthal	—	—	—	—	936,935
Christopher Anderson	—	—	—	—	—
Bernt G. Iversen, II	—	—	—	—	134,277

Potential Payments Upon Termination or Change in Control

The Company does not have a severance policy for the named executives, with the exception of Messrs. Howley, Rufus, Laubenthal and Anderson, whose severance is governed by their employment agreements.

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2008, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), his salary will continue for two years and he will receive two times the greater of (a) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (b) the target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. In addition, the Company will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination. Thus, if Mr. Howley had died, become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2008, he would have received approximately $3,860,134 in base salary, bonus and benefits.

Pursuant to the terms of their respective employment agreements, if Mr. Laubenthal or Mr. Rufus is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2008, neither Mr. Laubenthal nor Mr. Rufus had unpaid but accrued base salary or benefits. If Mr. Laubenthal or Mr. Rufus is terminated for death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), his salary will continue for 12 months and he will receive the greater of (a) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (b) the target bonus for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any. In addition, for such 12-month period, the Company will continue his car allowance and club membership (at a monthly cost not to exceed the cost on the date of termination). Further, the Company will offer to continue his participation under the medical benefit plans sponsored by the Company in accordance with applicable law at a monthly cost that is not greater than that he was charged for coverage as of the date of termination. Thus, if Mr. Laubenthal had died, become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2008, he would have received approximately $1,464,864 in base salary, bonus and benefits and if Mr. Rufus had died, become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2008, he would have received approximately $724,077 in base salary, bonus and benefits.

If Mr. Anderson is terminated by Avtech for cause (as described under “Employment Agreements” below) or death or disability, he will receive only any unpaid but accrued salary and benefits. As of September 30, 2008, Mr. Anderson had no unpaid but accrued salary and benefits. Pursuant to the terms of his employment agreement, if Mr. Anderson is terminated by Avtech without cause or voluntarily resigns for good reason (as described under “Employment Agreements” below), he will receive a lump sum payment equal to six months base salary. In addition, until the earlier of the expiration of six months or Mr. Anderson’s commencement of new employment, Avtech will continue all standard benefits, including life insurance, medical, dental and disability insurance. Thus, if Mr. Anderson had been terminated without cause or had resigned his employment for good reason on September 30, 2008, he would have received approximately $115,830 in salary and benefits.

Under our 2005 deferred compensation plan (which has since been paid out in full and terminated), the full amount of a participant’s account is due upon a change in control. If a change in control (as defined in the plan) had occurred on September 30, 2008, Messrs. Howley, Laubenthal, Rufus and Iversen would have been entitled to receive $2,002,766, $1,022,789, $306,076 and $146,581, respectively. Mr. Anderson does not participate in the 2005 deferred compensation plan. Upon a participant’s death; disability (as defined in the plan); termination for good reason (as defined in the plan) or termination without cause (as defined in the plan for those executives without employment agreements), the participant would have been entitled to receive a pro rata portion of his account based on the number of days elapsed from inception of the plan through the date of termination. If Messrs. Howley, Laubenthal, Rufus, Anderson and Iversen had been terminated for death, disability, good reason or without cause on September 30, 2008, they would have been entitled to receive $1,834,650, $936,935 $280,383 and $134,277, respectively. Upon a participant’s termination for cause, all account balances are forfeited.

Our 2003 stock option plan had provisions for accelerated vesting of performance based options under certain circumstances on a change of control and our 2006 stock incentive plan have provisions for accelerated vesting in certain circumstances on a change in control. In addition, all named executive officers are entitled to gross-ups for any excise tax due in connection with a change in control for new grants made in November 2008 under our 2006 stock incentive plan. However, as of September 30, 2008, all performance based options held by the named executive officers under the 2003 stock option plan were already vested and no named executive officer yet held options under the 2006 stock incentive plan.

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2008, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($)		Termination for Cause ($)	Termination Without Cause ($)(2)	Termination for Death/ Disability ($)(2)	Voluntary Termination for Good Reason ($)(2)	Voluntary Termination without Good Reason ($)
W. Nicholas Howley	4,028,250	(1)	—	3,860,134	3,860,134	3,860,134	—
Gregory Rufus	306,076		—	724,077	724,077	724,077	—
Raymond F. Laubenthal	1,022,789		—	1,464,864	1,464,864	1,464,864	—
Christopher Anderson	—		—	115,830	115,830	115,830	—
Bernt G. Iversen, II	146,581		—	134,277	134,277	134,277	—

(1)	Mr. Howley would receive salary, bonus and benefit continuation in the event of a change in control only if it was coupled with a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed and, as a result, Mr. Howley voluntarily terminates his employment.
(2)	Amounts for Rufus’s and Laubenthal’s car allowance and country club dues were based on actual amounts paid in fiscal 2008, but actual amounts paid upon a termination could differ.

Employment Agreements

Employment Agreement with W. Nicholas Howley, Chief Executive Officer

In connection with the acquisition of the Company by Warburg Pincus, on June 6, 2003, W. Nicholas Howley entered into an employment agreement with TransDigm Inc. to serve as President, Chief Executive Officer and Chairman of the Board of Directors of TransDigm Inc. That employment agreement was to expire on July 23, 2008 and Mr. Howley and the Company entered into a new employment agreement to serves as Chief Executive Officer and Chairman of the Board of the Company, replacing the 2003 agreement, in May 2008

(effective April 25, 2008, the date the Board substantively approved the agreement). Effective as of October 1, 2005, Mr. Howley ceased serving as the President of the Company, but continues to serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company.

Unless earlier terminated by us or Mr. Howley, the initial term of Mr. Howley’s employment agreement expires on April 25, 2013. However, unless we or Mr. Howley elect not to renew the initial term, upon the expiration of the initial term, Mr. Howley’s employment agreement will automatically be extended for an additional one-year period. Under the terms of the employment agreement, Mr. Howley is entitled to receive an annual base salary of no less than $550,000, which annual base salary is subject to annual review. As of September 30, 2008, Mr. Howley’s annual base salary was $555,000. In addition, under the terms of his employment agreement, Mr. Howley is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plan and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Howley is also entitled to certain perquisites, including an annual automobile allowance, the payment by us of certain membership fees in respect of one country club of Mr. Howley’s choice and the payment by us of certain reasonable expenses incurred by Mr. Howley in planning and preparing his tax returns and managing his financial affairs, provided that such expenses do not exceed $33,500 per year. Mr. Howley is entitled to use the Company’s airplane for personal use up to 12 times per year, so long as such use does not interfere with Company use. Mr. Howley will have imputed income with respect to such use at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Code.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Howley’s employment is terminated:

•

without cause (where “cause” is defined as the repeated failure by Mr. Howley, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by Mr. Howley that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	if Mr. Howley terminates his employment for certain enumerated good reasons, which include:

•	a material diminution in Mr. Howley’s title, duties or responsibilities, without his prior written consent,

•	a reduction of Mr. Howley’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent, or

•	Mr. Howley is not re-elected to the Board of Directors, or

•	the Company requires Mr. Howley, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of this Agreement by the Company), or

•

there is a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control (as hereinafter defined) or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed. As used in Mr. Howley’s employment agreement, “change in control” means (A) a change in ownership or control of the Company effected through a transaction or series of transactions (other than a public offering) including by way of merger, consolidation or otherwise, whereby any person or related group of persons directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition or (B) individuals who, as of April 25, 2008, were members of the Board of Directors of the Company (together with any successor director who was approved by two-thirds of such existing directors) cease to constitute 50% of the members of the Board of Directors or (C) the consummation of a complete liquidation or dissolution of the Company or (D) the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

•

in the event of Mr. Howley’s termination due to his death or disability (which is defined as the inability of Mr. Howley to perform his duties and responsibilities as an officer or employee of the Company or any of its subsidiaries on a full-time basis for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease), we will, pay Mr. Howley, in substantially equal installments over a 24-month period, an amount equal to two times Mr. Howley’s salary plus two times the greater of all of the bonuses paid or payable to Mr. Howley for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which Mr. Howley’s employment terminates, determined in accordance with the Company’s bonus program(s), if any. In addition, we will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by us in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination.

Finally, as required by the employment agreement, Mr. Howley’s stock option agreement of November 2008 granting him 800,000 stock options provides that if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2009 but prior to April 25, 2010, 20% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2010 but prior to April 25, 2011, 40% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 60% of the remaining unvested options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 80% of the remaining unvested options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2013, 100% of the remaining unvested options may continue to vest in accordance with their terms In each case, the remaining unvested options to vest will be spread ratably over the remaining performance vesting schedule and time vesting schedule.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of

Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Raymond Laubenthal, President and Chief Operating Officer

On November 18, 2005, effective October 1, 2005, Raymond Laubenthal entered into an employment agreement with us to serve as President and Chief Operating Officer of the Company. The employment agreement was amended to conform with the provisions of Section 409A under the Internal Revenue Code on October 29, 2008. Unless earlier terminated by us or Mr. Laubenthal, the initial term of Mr. Laubenthal’s employment agreement expires on October 1, 2010. However, unless we or Mr. Laubenthal elect not to renew the initial term, upon the expiration of the initial term, Mr. Laubenthal’s employment agreement will automatically be extended for an additional two year period. Under the terms of the employment agreement, Mr. Laubenthal is entitled to receive an annual base salary of no less than $280,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Laubenthal is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plan and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Laubenthal is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Laubenthal’s choice.

Mr. Laubenthal’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Laubenthal’s employment is terminated:

•

without cause (which is defined as the repeated failure by Mr. Laubenthal, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by Mr. Laubenthal that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	if Mr. Laubenthal terminates his employment for certain enumerated good reasons (which include:

•	a material diminution in Mr. Laubenthal’s title, duties or responsibilities, without his prior written consent,

•	a reduction of Mr. Laubenthal’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent,

•	the Company requires Mr. Laubenthal, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of this Agreement by the Company), or

•

in the event of Mr. Laubenthal’s termination due to his death or disability (which is defined as Mr. Laubenthal’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months or a medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, and for which Mr. Laubenthal is receiving income replacement benefits for a period of at least three months under an accident and health plan covering the Company’s employees), we will pay Mr. Laubenthal, in substantially equal installments over a 12-month period, an amount equal to one times Mr. Laubenthal’s salary plus one times the greater of all of the bonuses paid or payable to Mr. Laubenthal for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which Mr. Laubenthal’s employment terminates, determined in accordance with the Company’s bonus program(s), if any, plus Mr. Laubenthal’s annual automobile allowance. In addition, we will offer to Mr. Laubenthal to continue his participation under the medical benefit plans sponsored by us in accordance with applicable law at a monthly cost to Mr. Laubenthal that is not greater than the monthly cost that Mr. Laubenthal is charged for coverage as of the date of termination and we will reimburse Mr. Laubenthal monthly for membership fees in one country club, not to exceed in any month one-twelfth of the monthly fees Mr. Laubenthal is entitled to have reimbursed as of the date of termination. During the term of Mr. Laubenthal’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Laubenthal will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of Mr. Laubenthal’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Laubenthal is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Laubenthal is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Gregory Rufus, Executive Vice President, Chief Financial Officer and Secretary

On November 18, 2005, effective October 1, 2005, Gregory Rufus entered into an employment agreement with us to serve as Executive Vice President and Chief Financial Officer of the Company. The employment agreement was amended to conform with the provisions of Section 409A under the Internal Revenue Code on October 29, 2008. Unless earlier terminated by us or Mr. Rufus, the initial term of Mr. Rufus’s employment agreement expires on October 1, 2010. However, unless we or Mr. Rufus elect not to renew the initial term, upon the expiration of the initial term, Mr. Rufus’s employment agreement will automatically be extended for an additional two year period. Under the terms of the employment agreement, Mr. Rufus is entitled to receive an annual base salary of no less than $233,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Rufus is entitled to participate in our annual cash bonus plan, our non-qualified deferred compensation plan, our stock option plans and the other employee benefit plans, programs and arrangements that we may maintain from time to time for our senior officers. Under the terms of his employment agreement, Mr. Rufus is also entitled to certain perquisites, including an annual automobile allowance and the payment by us of certain membership fees in respect of one country club of Mr. Rufus’s choice.

Mr. Rufus’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Rufus’s employment is terminated:

•

without cause (which is defined as the repeated failure by Mr. Rufus, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries [other than any such failure resulting from incapacity due to reasonably documented physical or mental illness], or any willful misconduct by Mr. Rufus that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries),

•	if Mr. Rufus terminates his employment for certain enumerated good reasons (which include:

•	a material diminution in Mr. Rufus’s title, duties or responsibilities, without his prior written consent,

•	a reduction of Mr. Rufus’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent,

•	the Company requires Mr. Rufus, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or

•	any material breach of this Agreement by the Company), or

•

in the event of Mr. Rufus’s termination due to his death or disability (which is defined as Mr. Rufus’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months or a medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of at least 12 months, and for which Mr. Rufus is receiving income replacement benefits for a period of at least three months under an accident and health plan covering the Company’s employees), we will pay Mr. Rufus, in substantially equal installments over a 12-month period, an amount equal to one times Mr. Rufus’s salary plus one times the greater of all of the bonuses paid or payable to Mr. Rufus for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which Mr. Rufus’s employment terminates, determined in accordance with the Company’s bonus program(s), if any, plus Mr. Rufus’s annual automobile allowance. In addition, we will offer to Mr. Rufus to continue his participation under the medical benefit plans sponsored by us in accordance with applicable law at a monthly cost to Mr. Rufus that is not greater than the monthly cost that Mr. Rufus is charged for coverage as of the date of termination and we will reimburse Mr. Rufus monthly for membership fees in one country club, not to exceed in any month one-twelfth of the monthly fees Mr. Rufus is entitled to have reimbursed as of the date of termination.

During the term of Mr. Rufus’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, Mr. Rufus will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of Mr. Rufus’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Rufus is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Rufus is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Employment Agreement with Christopher Anderson, President of Avtech Corporation

On January 1, 1998, Christopher Anderson entered into an employment agreement with Avtech Corporation to serve as its President. The agreement was amended on December 30, 2008 to incorporate changes consistent with Section 409A of the Internal Revenue Code.

The agreement provided that Mr. Anderson would receive a long term incentive payment of $50,000 if he remained employed until January 1, 2001. Such amount was paid in 2001.

Mr. Anderson’s employment agreement provides that either he or Avtech may terminate the agreement on 30 days notice. If Avtech terminates Mr. Anderson’s employment without cause (which is defined as Mr. Anderson’s engaging in criminal activities in connection with Avtech, its other employees or products or crimes of a public nature, such as to bring disrepute to Avtech and Mr. Anderson) or for good reason (which is defined as a reduction in base salary, a material change in the duties assigned to Mr. Anderson or a requirement that Mr. Anderson relocate outside the State of Washington), Avtech will pay Mr. Anderson an amount equal to six months’ base salary and continue all standard employee benefits, including life insurance, medical, dental and disability, for a period of six months following termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders’ Agreement

In connection with the acquisition of the Company by Warburg Pincus, the Company, Warburg Pincus, certain of our employees and certain other investors entered into a stockholders’ agreement. Effective upon the closing of our initial public offering, substantially all of the operative provisions of the stockholders’ agreement terminated. However, under the terms of the stockholders’ agreement, the Company’s obligation to nominate and use its best efforts to have elected to its Board of Directors certain individuals designated by Warburg Pincus remained in effect. Specifically, so long as Warburg Pincus and its affiliates beneficially own at least 25% of our outstanding common stock, the Company is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) three and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the percentage of the outstanding shares of our common stock that Warburg Pincus and its affiliates beneficially own as of the date of nomination of directors to such Board of Directors, or the Warburg Percentage. In addition, for so long as Warburg Pincus and its affiliates beneficially own at least 10% but less than 25% of our outstanding common stock, the Company is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) two and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of TD Group’s Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to such Board of Directors. Finally, for so long as Warburg Pincus and its affiliates beneficially own at least 5% but less than 10% of our outstanding common stock, the Company is required to nominate and use its best efforts to have elected to its Board of Directors a number of individuals designated by Warburg Pincus that is equal to the greater of (i) one and (ii) a number of directors (rounded up to the nearest whole number) equal to the number of members of our Board of Directors multiplied by the Warburg Percentage as of the date of nomination of directors to such Board of Directors.

Employment Agreements

Information regarding employment agreements with several of our executive officers is set forth under “Executive Compensation—Employment Agreements.”

Registration Rights Agreement

The Company is a party to a registration rights agreement with TD Group Holdings, LLC, an entity controlled by Warburg Pincus, as assignee of certain investors named therein, certain other investors named therein and certain of our employees. Under the terms of the registration rights agreement, the Company has, among other things:

•	agreed to use its diligent best efforts to effect up to two registered offerings upon request from TD Group Holdings, LLC, which we have done;

•	agreed to use its best efforts to qualify for registration on Form S-3, following which TD Group Holdings, LLC will have the right to request up to three registrations on Form S-3; and

•	granted incidental or “piggyback” registration rights with respect to any registrable securities held by any party to the registration rights agreement.

Our obligation to effect any demand for registration by TD Group Holdings, LLC is subject to certain conditions, including that the registrable securities to be included in any such registration have an anticipated aggregate offering price in excess of $15 million (in the case of any demand for registration other than a demand for registration on Form S-3) and $10 million (in the case of any demand for registration on Form S-3). In connection with any registration effected pursuant to the terms of the registration rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. The Company has also agreed to indemnify persons including registrable securities in any registration affected pursuant to the terms of the registration rights agreement and certain other persons associated with any such registration, in each case on the terms specified in the registration rights agreement.

Approval or Ratification of Transactions with Related Persons

The Board of Directors of the Company reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the Board pursuant to the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2008, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2008 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2008 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

Douglas W. Peacock

Dudley P. Sheffler

PROPOSAL TWO: RATIFICATION OF THE SELECTION OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2003 and is expected to do so in 2009. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2007 and 2008 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $1,541,000 in fees for professional services rendered in connection with the audit of TD Group’s annual consolidated financial statements and reviews of the consolidated financial statements of TD Group included in its quarterly reports during fiscal year 2007 and approximately $1,169,000 during fiscal year 2008. Fiscal 2007 includes charges related to the follow-on secondary public offering by certain of our stockholders in May 2007 and our S-4 registration statement in connection with our refinancing related to the Aviation Technologies acquisition in February 2007.

Audit-Related Fees

Ernst & Young billed the Company approximately $493,000 in fees for professional services rendered during the fiscal year ended September 30, 2007 and approximately $139,000 during the fiscal year ended September 30, 2008. Such services principally included assistance and consultation provided to management in performing due diligence in connection with potential acquisitions.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $415,000 in fees for professional services rendered for the fiscal year ended September 30, 2007 and approximately $602,000 for the fiscal year ended September 30, 2008. Such services principally included assistance and consultation provided to the Company in connection with: (1) tax planning matters, (2) mergers and acquisitions and (3) tax compliance matters.

All Other Fees

No services were provided the Company by Ernst & Young during the years ended September 30, 2007 and September 30, 2008 other than audit services, audit-related services and tax services.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors, and has provided blanket approval for acquisition-related services less than $100,000. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. 100% of non-audit services were preapproved by the Audit Committee.

The Board of Directors Recommends that Shareholders Vote FOR this Proposal Two.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any stockholder proposals intended to be presented at the Company’s 2010 Annual Meeting of Stockholders must be received by the Company Secretary at TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114, on or before September 18, 2009, for inclusion in the Company’s proxy statement and form of proxy relating to the 2010 Annual Meeting of Stockholders. As to any proposal that a stockholder intends to present to stockholders other than by inclusion in the Company’s proxy statement for the 2009 Annual Meeting of Stockholders, the proxies named in management’s proxy for that meeting may exercise their discretionary voting authority on that proposal unless the Company receives notice of the matter to be proposed between November 20, 2009 and December 20, 2009. Even if proper notice is received on or prior to December 20, 2009, the proxies named in the Company’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

HOUSEHOLDING

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114.

INCORPORATION BY REFERENCE

Information regarding the executive officers of the Company is incorporated by reference from Item 10 of the Company’s annual report on Form 10-K, included in the annual report to stockholders delivered herewith.

OTHER MATTERS

Stockholders and other interested parties may send written communications to the Board of Directors by mailing them to the Board of Directors, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114. All communications will be forwarded to the Board of Directors.

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. A stockholder may specify a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

Where a choice has been specified in the proxy, the shares represented will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect the director nominees listed in “Election of Directors” and for Proposal Two. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

GREGORY RUFUS
Secretary

Dated: January 16, 2009

TRANSDIGM GROUP INCORPORATED

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and Gregory Rufus, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 5, 2009 at the Annual Meeting of Stockholders to be held on February 17, 2009, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 16, 2009 is hereby acknowledged.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

If no instructions are given, the proxies will vote FOR Proposals 1 and 2.

1.	ELECTION OF DIRECTORS.

    Nominees:         W. Nicholas Howley, David A. Barr and Dudley P. Sheffler

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

☐ FOR the election of each of the nominees for Director listed above except:

(INSTRUCTION:   To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above)

	FOR	AGAINST	ABSTAIN

2. TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2009	☐	☐	☐

3. In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

Dated , 2009

______________________________
Signature

______________________________
Signature (if held jointly)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 17, 2009.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=196053&p=irol-irhome.